Exhibit 99.1

Shimmick Corporation Announces First Quarter 2026 Results

Irvine, CA, May 14, 2026 – Shimmick Corp. (NASDAQ: SHIM), a leading infrastructure solutions provider in water, electrical and other critical infrastructure construction services, today announced financial results for the first quarter ended April 3, 2026.

Highlights

•
Reported Q1 2026 revenue of $88 million, all of which was driven by Shimmick Projects
•
Reported Q1 2026 gross margin of $11 million, $10 million of which was driven by Shimmick Projects
o
Shimmick Projects Q1 2026 gross margin up 89% quarter over quarter
•
Recognized a Q1 2026 net loss of $4 million, largely attributable to Non-Core Projects
•
Reported Q1 2026 Adjusted EBITDA of $3 million, our third consecutive quarter with positive Adjusted EBITDA
•
Reported liquidity of $34 million as of April 3, 2026
•
Backlog is approximately $944 million as of April 3, 2026, our highest backlog reported since Q1 2024
o
Q1 2026 Book-to-burn ratio of 2.6x, our highest book-to-burn ratio as a public company
o
$289 million in new work was booked in Q1 2026, with Shimmick Projects representing over 97% of total backlog
•
$174 million in additional new awards were pending as of May 2026 in water and electrical target markets primarily located in California and Texas, expected to contribute to 2026 backlog

“First quarter results were impacted by adverse weather conditions and slower start of new projects early in the period; however, performance improved steadily through March,” said Ural Yal, Chief Executive Officer of Shimmick. “We exited the quarter with stronger momentum and expect activity to continue to build as we move into the seasonally stronger summer months along with the ramping up of our newly awarded projects.”

“Ongoing operational improvements are translating into higher‑quality backlog, with non‑core now representing a single‑digit percentage and book‑to‑burn at its strongest level since the company became public. The appointment of our new Chief Operating Officer, Sarah Tacker, further reinforces our focus on disciplined execution during this growth phase of our company."

Financial Results

A summary of our results is included in the table below:

	Three Months Ended
(In millions, except per share data)	April 3, 2026	April 4, 2025
Revenue	$88	$122
Gross margin	$11	$5
Net loss attributable to Shimmick Corporation	$(5)	$(10)
Adjusted net loss	$(2)	$(7)
Adjusted EBITDA	$3	$(3)
Diluted loss per common share attributable to Shimmick Corporation	$(0.13)	$(0.28)
Adjusted diluted loss per common share attributable to Shimmick Corporation	$(0.07)	$(0.22)

The following table sets forth selected revenue and gross margin data for the three months ended April 3, 2026 compared to the three months ended April 4, 2025:

	Three Months Ended
(In millions, except percentage data)	April 3, 2026	April 4, 2025
Shimmick Projects(1)
Revenue	$88	$93
Gross Margin	$10	$5
Gross Margin (%)	11%	6%
Non-Core Projects(2)
Revenue	$0	$29
Gross Margin	$1	$(1)
Gross Margin (%)	393%	(2)%
Consolidated Total
Revenue	$88	$122
Gross Margin	$11	$6
Gross Margin (%)	12%	5%

(1) Shimmick Projects are those projects started after prior ownership that have focused on water, climate resilience, energy transition, and sustainable transportation.

(2) Projects that started under prior ownership or focus on foundation drilling are referred to as "Non-Core Projects" (formerly referred to as "Legacy and Foundations Projects").

Shimmick Projects

Projects started after the AECOM Sale Transaction ("Shimmick Projects") have focused on critical infrastructure aligned with our strategy, including water, climate resilience, energy transition and sustainable transportation. Revenue recognized on Shimmick Projects was $88 million and $93 million for the three months ended April 3, 2026 and April 4, 2025, respectively. The $5 million decrease in revenue was primarily the result of $21 million of decreases in revenue from lower activity on existing projects and projects winding down as well as $13 million of revenue from a fire clean-up project which was included in revenue for the three months ended April 4, 2025 but was completed during the second quarter of fiscal year 2025 and did not reoccur for the three months ended April 3, 2026, partially offset by $29 million of revenue from new higher margin projects ramping up.

Gross margin recognized on Shimmick Projects was $10 million and $5 million for the three months ended April 3, 2026 and April 4, 2025, respectively. The $5 million increase in the gross margin was primarily the result of new higher margin projects ramping up.

Non-Core Projects

As part of the AECOM Sale Transaction, we acquired projects and backlog that were started under prior ownership (formerly referred to as "Legacy and Foundations Projects").

Non-Core Projects revenue was $200 thousand and $29 million for the three months ended April 3, 2026 and April 4, 2025, respectively. The $29 million decrease was primarily driven by a $19 million reduction in revenue as a result of the U.S. Army Corps of Engineers notice of termination associated with the Chickamauga Lock Replacement Project as well as a $10 million decrease from the Company working to wind down these Non-Core Projects.

Gross margin recognized on Non-Core Projects was $1 million for the three months ended April 3, 2026 as compared to $(1) million for the three months ended April 4, 2025. The $2 million increase was primarily the result of positive outcome of a project close-out as well as certain time and design-related schedule extensions identified during the three months ended April 4, 2025 which did not reoccur during the three months ended April 3, 2026.

A subset of Non-Core Projects ("Non-Core Loss Projects") have experienced significant cost overruns due to the COVID pandemic, design issues, legal costs and other factors. In the Non-Core Loss Projects, we have recognized the estimated costs to complete and the loss expected from these projects. If the estimates of costs to complete fixed-price contracts indicate a further loss, the entire amount of the additional loss expected over the life of the project is recognized as a period cost in the cost of revenue. As these Non-Core Loss Projects continue to wind down to completion, no further gross margin will be recognized absent external factors and in some cases, there may be additional costs associated with these projects that could lower gross margin. Revenue recognized on these Non-Core Loss Projects was $(5) million and $18 million for the three months ended April 3, 2026 and April 4, 2025, respectively. Gross margin recognized on these Non-Core Loss Projects was $(1) million and $(2) million for the three months ended April 3, 2026 and April 4, 2025, respectively.

Selling, general and administrative expenses

Selling, general and administrative expenses remained approximately flat period over period.

Equity in earnings of unconsolidated joint ventures

Equity in earnings of unconsolidated joint ventures remained approximately flat period over period.

(Loss) gain on sale of assets, net

(Loss) gain on sale of assets, net remained approximately flat period over period.

Interest expense

Interest expense increased by $1 million during the three months ended April 3, 2026 primarily due to increased average long-term debt balances outstanding during the three months ended April 3, 2026 as compared to the three months ended April 4, 2025.

Other income, net

Other income, net remained approximately flat period over period.

Income tax expense

Due to an expected tax loss for the fiscal year ending 2026 and fiscal year ended 2025, no income tax expense was recorded for either the three months ended April 3, 2026 or the three months ended April 4, 2025.

Net loss

Net loss decreased by $6 million to a net loss of $4 million for the three months ended April 3, 2026, primarily due to an increase in gross margin of $6 million, partially offset by an increase in interest expense of $1 million as described above.

Diluted loss per common share attributable to Shimmick Corporation was $(0.13) for the three months ended April 3, 2026, compared to diluted loss per common share of $(0.28) for the three months ended April 4, 2025.

Adjusted net loss was $(2) million for the three months ended April 3, 2026, compared to adjusted net loss of $(7) million for the three months ended April 4, 2025.

Adjusted diluted loss per common share attributable to Shimmick Corporation was $(0.07) for the three months ended April 3, 2026, compared to $(0.22) for the three months ended April 4, 2025.

Adjusted EBITDA was $3 million for the three months ended April 3, 2026, compared to $(3) million for the three months ended April 4, 2025. The increase was primarily the result of the increase in gross margin of $5 million as described above.

“Shimmick’s first quarter performance reflects our continued progress and reinforces our confidence in the Company’s overall trajectory. This quarter marks the third consecutive period since early 2023 in which our book-to-burn ratio exceeded 1.0x, with $289 million in new project awards our book-to-burn was 2.6x. We also generated positive adjusted EBITDA of $3 million, now our third consecutive quarter of positive adjusted EBTIDA, underscoring meaningful operational momentum. We expected quarter over quarter improvement as new project awards ramp up and with Non-Core Projects now less than 3 percent of our total backlog. We reaffirm our full year guidance of Shimmick’s consolidated revenue to grow between 12% and 22%, representing approximately $550 million to $600 million of work put in place for the full year 2026. Adjusted EBITDA is projected in the range of $15 million to $30 million for the full year 2026, an increase of 200% to 500% year over year,” said Todd Yoder, Executive Vice President and Chief Financial Officer.

Outlook and Guidance

For the full 2026 fiscal year, we continue to expect:

•
Consolidated revenue(1) in the range of $550 million and $600 million, representing year-over-year growth of 17% at the midpoint
•
Consolidated Adjusted EBITDA between $15 million and $30 million, representing year-over-year growth of 350% at the midpoint

(1) Includes revenue as well as Shimmick's proportionate share of work put-in-place from equity method joint ventures.

Conference Call and Webcast Information

Shimmick will host a video webcast conference call on Thursday, May 14, 2026 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to or watch the conference call which can be accessed live-streamed via the Company’s Investor Relations website (https://investors.shimmick.com/). A copy of the earnings call presentation will also be posted to the Company's website. A replay of the video webcast will be available through the same link following the conference call for a limited time beginning immediately following the call.

About Shimmick Corporation

Shimmick Corporation ("Shimmick", the "Company") (NASDAQ: SHIM) is an industry leader in delivering turnkey infrastructure solutions that strengthen critical markets across water, energy, climate resiliency, and sustainable transportation. With a track record that spans over a century, Shimmick, headquartered in California, unites deep engineering heritage with entrepreneurial spirit to tackle today's most complex infrastructure challenges. We integrate technical excellence with collaborative project delivery methods to provide innovative, technology-driven infrastructure solutions that accelerate economic growth and empower communities nationwide. For more information, visit www.shimmick.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are often characterized by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. Forward-looking statements contained in this release include, but are not limited to, statements about: expected future financial performance (including the assumptions related thereto), including our revenue, net loss, backlog and Adjusted EBITDA; our growth prospects, including with respect to new awards, certain geographies and our electrical business; our expectations regarding profitability; our strategic transformation towards becoming more capital-efficient business; our market relationships and reputation; our core capabilities and skillset; the risk profile of our project portfolio; and our capital plans and expectations related thereto. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law.

We wish to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect our actual financial results and could cause our actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on our behalf, including, but not limited to, the following: our ability to accurately estimate risks, requirements or costs when we bid on or negotiate a contract; the impact of our fixed-price contracts; qualifying as an eligible bidder for contracts; the availability of qualified personnel, joint venture partners and subcontractors; inability to attract and retain qualified managers and skilled employees and the impact of loss of key management; higher costs to lease, acquire and maintain equipment necessary for our operations or a decline in the market value of owned equipment; subcontractors failing to satisfy their obligations to us or other parties or any inability to maintain subcontractor relationships; marketplace competition; our inability to obtain bonding; our limited operating history as an independent company following our separation from AECOM, our prior owner our relationship and transactions with our prior owner; our prior owner defaulting on its contractual obligations to us or under agreements in which we are beneficiary; our limited number of customers; any inability to successfully expand our business into new markets or geographies; dependence on subcontractors and suppliers of materials; any inability to secure sufficient aggregates; an inability to complete a merger or acquisition or to integrate an acquired company’s business; adjustments in our contract backlog; accounting for our revenue and costs involves significant estimates, as does our use of the input method of revenue recognition based on costs incurred relative to total expected costs; material impairments; any failure to comply with covenants under any current indebtedness, and future indebtedness we may incur; the adequacy of sources of liquidity; the outcome of any legal or regulatory proceedings to which we are, or may become, a party, including our appeal of the USACE’s notice of termination related to the Chickamauga Lock project; the effectiveness of our disclosure controls and procedures; cybersecurity attacks against, disruptions, failures or security breaches of, our information technology systems; seasonality of our business; commodity products price fluctuations, inflation (and actions taken by monetary authorities in response to inflation) and/or elevated interest rates; climate change; deterioration of the U.S. economy; changes in state and federal laws, regulations or policies under the current presidential administration, including changes in trade policies and regulations, including increases or changes in duties, current and potentially new tariffs or quotas and other similar measures, as well as the impact of retaliatory tariffs and other actions, changes to tax legislation, including the passage of the One Big Beautiful Bill Act, potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act, changes to immigration laws, as well as other legislation and executive orders or decreases or delays in or uncertainties related to governmental spending, and geopolitical risks, including those related to the war between Russia and Ukraine and the conflict and potential regime change in Iran, as well as other hostilities in the Middle East, and related disruptions to global energy markets; and other risks detailed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended January 2, 2026 and those described from time to time in our future reports with the SEC.

Non-GAAP Definitions This press release includes unaudited non-GAAP financial measures, adjusted EBITDA and adjusted net loss and adjusted diluted loss per common share. For definitions of these non-GAAP financial measures and reconciliations to the most comparable GAAP measures, see "Explanatory Notes" and tables that follow in this press release. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

Please refer to the Reconciliation between Net loss attributable to Shimmick Corporation and Adjusted net loss and Adjusted diluted loss per common share included within Table A and the Reconciliation between Net Loss attributable to Shimmick Corporation and Adjusted EBITDA included within Table B below.

We do not provide a reconciliation for forward-looking non-GAAP guidance because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include legal fees and other costs for a Non-Core Loss Project, acquisition-related costs, litigation charges or settlements, and certain other unusual adjustments.

Investor Relations Contact

1-949-704-2350

IR@shimmick.com

Shimmick Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	April 3,	January 2,
	2026	2026
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$14,959	$19,969
Restricted cash	1,650	1,890
Accounts receivable, net	23,940	30,179
Contract assets, current	106,164	110,276
Prepaids and other current assets	12,774	13,067

TOTAL CURRENT ASSETS	159,487	175,381

Property, plant and equipment, net	9,035	10,571
Intangible assets, net	3,447	4,091
Lease right-of-use assets	17,070	16,466
Investment in unconsolidated joint ventures	12,852	11,866
Other assets	375	388

TOTAL ASSETS	$202,266	$218,763

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$65,274	$69,542
Contract liabilities, current	35,744	53,760
Accrued expenses	39,673	34,172
Current portion of long-term debt, net	2,706	4,143
Other current liabilities	34,387	34,499

TOTAL CURRENT LIABILITIES	177,784	196,116

Long-term debt, less current portion, net	65,972	60,316
Lease liabilities, non-current	11,629	11,913
Contract liabilities, non-current	469	453
Contingent consideration	5,254	5,203
Other liabilities	1,643	1,402

TOTAL LIABILITIES	262,751	275,403

STOCKHOLDERS' DEFICIT
Common stock, $0.01 par value, 100,000,000 shares authorized as of April 3, 2026 and January 2, 2026; 36,096,072 and 36,035,559 shares issued and outstanding as of April 3, 2026 and January 2, 2026, respectively	361	360
Additional paid-in-capital	47,501	46,795
Retained deficit	(108,347)	(103,795)
Non-controlling interests	-	-

TOTAL STOCKHOLDERS' DEFICIT	(60,485)	(56,640)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$202,266	$218,763

Shimmick Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	April 3,	April 4,
	2026	2025
Revenue	$88,033	$122,110
Cost of revenue	77,135	117,414
Gross margin	10,898	4,696
Selling, general and administrative expenses	14,253	14,368
Total operating expenses	14,253	14,368
Equity in earnings of unconsolidated joint ventures	1,061	726
(Loss) gain on sale of assets	(22)	66
Loss from operations	(2,316)	(8,880)
Interest expense	2,176	1,000
Other income, net	(66)	(110)
Net loss before income tax	(4,426)	(9,770)
Income tax expense	—	—
Net loss	(4,426)	(9,770)
Net loss attributable to non-controlling interests	126	—
Net loss attributable to Shimmick Corporation	$(4,552)	$(9,770)
Net loss attributable to Shimmick Corporation per common share
Basic	$(0.13)	$(0.28)
Diluted	$(0.13)	$(0.28)

Shimmick Corporation

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended
	April 3,	April 4,
	2026	2025
Cash Flows From Operating Activities
Net loss	$(4,426)	$(9,770)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	705	1,790
Depreciation and amortization	2,856	3,460
Equity in earnings of unconsolidated joint ventures	(1,061)	(726)
Return on investment in unconsolidated joint ventures	90	1,137
Loss (gain) on sale of assets	22	(66)
Other, net	1,170	(236)
Changes in operating assets and liabilities:
Accounts receivable, net	6,239	(3,005)
Contract assets	4,112	(15,863)
Accounts payable	(4,268)	5,806
Contract liabilities	(18,016)	(17,767)
Accrued expenses	5,501	(6,869)
Other assets and liabilities	(457)	3,925
Net cash used in operating activities	(7,533)	(38,184)
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(599)	(545)
Proceeds from sale of assets	—	107
Net cash used in investing activities	(599)	(438)
Cash Flows From Financing Activities
Borrowings on credit and loan agreements	10,264	22,745
Repayments on credit and loan agreements	(7,163)	—
Distributions to non-controlling interests	(126)	—
Other, net	(93)	(838)
Net cash provided by financing activities	2,882	21,907
Net decrease in cash, cash equivalents and restricted cash	(5,250)	(16,715)
Cash, cash equivalents and restricted cash, beginning of period	21,859	35,795
Cash, cash equivalents and restricted cash, end of period	$16,609	$19,080
Reconciliation of cash, cash equivalents and restricted cash to the Condensed Consolidated Balance Sheets
Cash and cash equivalents	$14,959	$16,302
Restricted cash	1,650	2,778
Total cash, cash equivalents and restricted cash	$16,609	$19,080

EXPLANATORY NOTES

Non-GAAP Financial Measures

Adjusted Net Loss and Adjusted Diluted Loss Per Common Share

Adjusted net loss represents Net loss attributable to Shimmick Corporation adjusted to eliminate stock-based compensation, legal fees and other costs for Non-Core Projects and transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Non-Core Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted net loss in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted net loss can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted net loss provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted net loss as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
Adjusted net loss does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted net loss does not reflect the potentially dilutive impact of stock-based compensation, and
•
other companies, including companies in our industry, might calculate Adjusted net loss or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted net loss alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table A

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted net loss

(unaudited)

	Three Months Ended
	April 3,	April 4,
(In thousands)	2026	2025
Net loss attributable to Shimmick Corporation	$(4,552)	$(9,770)
Transformation costs (1)	41	715
Stock-based compensation	705	1,790
Legal fees and other costs for Non-Core (2)	1,364	(340)
Other (3)	51	191
Adjusted net loss	$(2,391)	$(7,414)
Adjusted net loss attributable to Shimmick Corporation per common share
Basic	$(0.07)	$(1.15)
Diluted	$(0.07)	$(1.15)

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Non-Core Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Consists of legal fees and other costs incurred in connection with claims relating to Non-Core Projects.

(3) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.

Adjusted EBITDA

Adjusted EBITDA represents our Net loss attributable to Shimmick Corporation before interest expense, income tax expense and depreciation and amortization, adjusted to eliminate stock-based compensation, legal fees and other costs for Non-Core Projects and transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Non-Core Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted EBITDA as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements,
•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation,
•
Adjusted EBITDA does not reflect interest or tax payments that would reduce the cash available to us, and
•
other companies, including companies in our industry, might calculate Adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted EBITDA alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table B

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted EBITDA

(unaudited)

	Three Months Ended
	April 3,	April 4,
(In thousands)	2026	2025
Net loss attributable to Shimmick Corporation	$(4,552)	$(9,770)
Interest expense	2,176	1,000
Income tax benefit	—	—
Depreciation and amortization	2,856	3,460
Transformation costs (1)	41	715
Stock-based compensation	705	1,790
Legal fees and other costs for Non-Core Projects (2)	1,364	(340)
Other (3)	51	191
Adjusted EBITDA	$2,641	$(2,954)

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Non-Core Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Consists of legal fees and other costs incurred in connection with claims relating to Non-Core Projects.

(3) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.